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         DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES FOR
         VARIABLE UNIVERSAL LIFE INSURANCE POLICIES ISSUED BY STATE FARM
             LIFE INSURANCE COMPANY AND STATE FARM LIFE AND ACCIDENT
                                ASSURANCE COMPANY

This document sets forth the administrative procedures that will be followed by State Farm Life Insurance Company and State Farm Life and Accident Assurance Company (the "Company" or "State Farm") in connection with the issuance of its variable universal life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("Owners") of their interests in those Policies. Capitalized terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form N-6 for the Policy (File No. 333-19521 and File No. 333-64345) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums

     A.   Offer of the Policies, Application, Initial Premiums, and Issuance

          Offer of the Policies. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws. Premiums for the Policies are not the same for all Owners selecting the same Basic Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays premiums commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as Age, sex, and rate class of the Insured. Uniform premiums for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there is no uniform premium for all Insureds, there is a uniform premium for all Insureds of the same rate class, age, and sex and same Basic Amount.

          Application. Persons wishing to purchase a Policy must complete an application and submit it to the Company through an authorized agent of the Company. The application must specify the name of the Insured and provide certain required information about the Insured. The application also must specify a premium payment plan, which contemplates level premiums at specified intervals (e.g., monthly or annually), designate Net Premium allocation percentages, select the initial Basic Amount, and name the Beneficiary. Before an application will be deemed complete so that underwriting will proceed, the application must include the applicant's signature and the Insured's date of birth, a signed authorization, a valid authorized agent's state code, and suitability information. The premium and Basic Amount selected must meet certain minimums for the Policy.

          Receipt of Application and Underwriting. Upon receipt of a completed application in good order from an applicant, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed Insured is insurable.

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This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed Insured before a determination can be made.

          The underwriting process determines the rate class to which the Insured is assigned if the application is accepted. The Company currently places Insureds in the following rate classes, based on the Company's underwriting: a super preferred rate class (only for Policies purchased on or after July 1, 2004), a preferred rate class (only for Policies purchased on or after July 1,
2004), a male or female or unisex rate class, and a tobacco or nontobacco rate class. Juveniles (persons under age 20) are placed in a male or female or unisex rate class. This original rate class applies to the initial Basic Amount. The rate class may change upon an increase in Basic Amount. The Company reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

          Exchange Privilege. From time to time the Company will permit certain owners of a State Farm Universal Life policy or a State Farm Traditional Ordinary whole life policy to exchange such policy for a Policy subject to certain conditions as follows: (1) the initial Basic Amount for the Policy must equal or exceed the basic amount less any policy loan and accrued loan interest for the original policy; (2) the Company will waive evidence of insurability where the initial Basic Amount of the Policy is equal to the basic amount less any policy loan and accrued loan interest for the original policy, and where the death benefit options are the same for exchanges from a Universal Life policy or where the death benefit option is Option 1 for exchanges from a Traditional Ordinary whole life policy, and where the Company received all medical underwriting criteria required to determine the rate class on the new Policy during the application process of the original policy; and (3) the original policy must be cash surrendered and cannot be reinstated for any reason. The Company can change this program at any time and may offer it to only certain classes of Owners.

          On exchanges from a Universal Life policy to a Policy, the Company will waive the 5% premium charge on the Policy for the amount transferred from the Universal Life policy to the Policy.

          On exchanges from a Traditional Ordinary whole life policy to a Policy, the Company will waive the 5% premium charge on the Policy for the amount transferred from the Traditional Ordinary whole life policy to the Policy.

          Conversion of Term Insurance. From time to time the Company may place the Insured of a Policy converted from an eligible State Farm term insurance coverage in a super preferred or preferred rate class if the Insured was in a super preferred or preferred rate class, respectively, under the term insurance coverage and the conversion occurred within 5 policy years following issue of the term insurance coverage. The Policy must offer super preferred or preferred rate classes and the minimum Basic Amount for these rate classes must be met. The Company reserves the right to change or discontinue the conversion privilege at any time.

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          Issuance of Policy. When the underwriting procedure has been completed, the application has been approved, and an initial premium of sufficient amount has been received, the Policy is issued.

          Initial Premium. An applicant must pay an initial premium of sufficient amount which, if not submitted with the application or during the underwriting period, must be submitted before the Policy will be issued. This amount must be at least equal to the minimum monthly premium if the mode of the Policy is monthly, and 12 times the minimum monthly premium if the mode of the Policy is annual. The minimum monthly premium for a Policy depends on a number of factors, such as the Age, sex, and rate class of the proposed Insured, the requested Basic Amount, and any supplemental benefits. Coverage becomes effective as of the date State Farm receives the premium, but is limited to $300,000 until the application is approved. Moreover, if the proposed Insured is under the age of 15 days at death, the total insurance will not exceed $3,000. The Policy Date is used to measure Policy Months, Policy Years, and Policy Anniversaries. If the Policy is issued as applied for and the Company receives the premium in good order before the Issue Date, the Policy Date is the later of the application date or the date the Company receives the premium. Otherwise the Policy Date is the Issue Date. If the Policy Date would have occurred on the 29th, 30th or 31st day of any month, the Company will designate the 28th day of the month as the Policy Date. For a premium to be received in "good order," it must be received in cash (U.S. currency) or by check payable in U.S. currency, and must clearly identify the purpose for the payment. The Company allows a credit on conversions of eligible Company term insurance to the Policy. The amount of the credit is based on the premiums paid on the term coverage during the 12 months prior to conversion. The amount of the credit will be added to the initial premium, if any, submitted by the Owner converting the term coverage, and will be treated as part of the initial premium for the Policy (except for purposes of the free-look provision). Therefore, the credit will be included in the premiums for purposes of calculating and deducting the premium charge. If the Policy is surrendered, the credit will not be recaptured by the Company. The amount of the credit will not be included for purposes of calculating agent compensation. The Company treats the credit as an additional premium paid for life insurance and modified endowment contract testing purposes and includes it in the Policy's investment in the contract.

     B.   Additional Premiums

          Additional Premiums Permitted. Additional premiums may be paid in any amount, and at any time, subject to the following limits:

          .    A premium must be at least $25.

          . Total premiums paid in a Policy Year may not exceed guideline premium limitations for life insurance set forth in the Internal Revenue Code.

          Refund of Excess Premium Amounts. If at any time a premium is paid that would result in total premiums exceeding limits established by law to qualify a Policy as a life insurance policy, the Company will only accept premium that would make total premiums equal at most the maximum amount that may be paid under the Policy. The Company may either refuse the entire

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premium, or refund the excess premium. The Company will also monitor Policies and will attempt to notify an Owner on a timely basis if the Owner's Policy is in jeopardy of becoming a modified endowment contract under the Internal Revenue Code.

          Planned Premiums. At the time of application, each Owner will select a plan for paying premiums at specified monthly or annual intervals. The Owner may change the planned premium frequency (between monthly and annually) and amount by providing a written notice or telephone instructions (if the Company has an authorization for telephone instructions on file) to the Securities Products Department. Any such change must comply with the premium limits for additional premiums discussed above.

          Crediting Premiums.

               (1) Initial Premium. The initial premium will be credited to the Policy effective the Policy Date.

               (2) Additional Premiums. Any additional premiums received by the Company after the Policy Date will be credited to the Policy as of the Valuation Day on which it is received at the Securities Products Department. The Company will process any additional premium received in the Securities Products Department after the close of the Valuation Period on the next Valuation Day. Premiums received on a non-Valuation Day will be deemed received on the next succeeding Valuation Day.

               (3) Electronic Funds Transfer. An Owner may arrange with the Company to have monthly premiums paid via pre-authorized, automatic deductions from the Owner's bank account. The Company will notify the Owner's bank of the automatic deduction, and funds will be deducted from the Owner's bank account and credited to the Owner's Policy on the next Valuation Day.

     C.   Overpayments and Underpayments

          In accordance with industry practice, the Company will establish procedures to handle errors in initial and additional premium payments to refund overpayments and collect underpayments, except for de minimis amounts. The Company will issue a refund check for any minimal overpayment in excess of the Guideline Premium amount. For larger overpayments, the Company will place the premium in a suspense account to determine whether the premium actually is in excess of the Guideline Premium or whether the premium was intended for another policy issued by the Company. In the case of an underpayment, if the Cash Surrender Value on a Deduction Date is less than the Monthly Deduction to be made on that date and the Death Benefit Guarantee is not in effect, the Policy will be in default and a grace period will begin. The Company will notify Owners of the required premium that must be paid prior to the end of the grace period.

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     D.   Premiums Upon Increase in Basic Amount, Premiums During a Grace
          Period, and Premiums Upon Reinstatement

          Premiums Upon Increase in Basic Amount. Generally, no premium is required for an increase in Basic Amount. However, depending on the Policy Account Value at the time of an increase in the Basic Amount and the amount of the increase requested, an additional premium or change in the amount of planned premiums may be advisable. Also, the minimum monthly premium for the Death Benefit Guarantee will increase. See "Changing the Basic Amount."

          Premiums During a Grace Period. If the Cash Surrender Value on a Deduction Date is less than the amount of the Monthly Deduction due on that date, and the Death Benefit Guarantee is not in effect, the Policy will be in default and a grace period will begin. However, the Policy will remain in force, during the Death Benefit Guarantee Period, if the total premiums paid, less any withdrawals and the Loan Policy Account Value, is greater than or equal to the Minimum Premium for the Policy regardless of the sufficiency of the Cash Surrender Value. The Minimum Premium is a cumulative minimum amount that is required to keep the Death Benefit Guarantee in effect. The Minimum Premium is based in part on the sex, Age, and rate class of the Insured, the requested Basic Amount and any supplemental benefits.

          . The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid during the grace period to the Owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period.

          . If the grace period ends prior to the end of the Death Benefit Guarantee Period, the required premium must be large enough to provide the lesser of (1) the Minimum Premium required at the end of the grace period, or (2) an amount large enough to provide an increase in the Cash Surrender Value to cover the Monthly Deductions for the grace period and any increase in the surrender charges. If the grace period ends after the end of the Death Benefit Guarantee Period, the required premium must be large enough to provide an increase in the Cash Surrender Value to cover the Monthly Deductions for the grace period and any increase in the surrender charges.

          . Failure to make a sufficient payment within the grace period will result in lapse of the Policy without value or benefits payable.

          Premiums Upon Reinstatement. A Policy that lapses without value may be reinstated at any time within five years after lapse by submitting: evidence of the Insured's insurability satisfactory to the Company; and payment of a required premium.

          If reinstatement is requested prior to the end of the Death Benefit Guarantee Period, the required premium must be large enough to provide the lesser of (1) the Minimum Premium required on the deduction date on or next following the date reinstatement takes effect, or (2) an increase in the Policy Account Value over the amount the Company reinstates so that the Cash

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Surrender Value will cover the Monthly Deductions for the grace period and for the 2 months following the date the reinstatement takes effect. Otherwise, the necessary premium must be large enough to provide an increase in the Policy Account Value over the amount the Company reinstates so that the Cash Surrender Value will cover the Monthly Deductions for the grace period and for the 2 months following the date the reinstatement takes effect.

          Upon reinstatement, the Policy Account Value will be the Policy Account Value at the date of lapse minus any decrease in the amount of any surrender charges between the date of lapse and the date of reinstatement.

          The amount of any Loan Amount on the date of lapse will be reinstated when reinstatement takes effect. No interest from the date of lapse to the date of reinstatement is included in that amount.

     E. Allocations of Net Premiums Among the Variable Account and the Fixed Account

          Net Premium. The Net Premium is equal to the premium paid less the premium charge.

          The Variable Account. An Owner may allocate Net Premiums to one or more of the Subaccounts of State Farm Life Insurance Company Variable Life Separate Account and State Farm Life and Accident Assurance Company Variable Life Separate Account (the "Variable Account"). The Variable Account currently consists of six Subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of State Farm Variable Product Trust (the "Fund"). The Fund is registered under the Investment Company Act of 1940 as an open-end management investment company. Additional Subaccounts may be added from time to time to invest in any of the portfolios of the Fund or any other investment company.

          When an Owner allocates an amount to a Subaccount (either by Net Premium allocation, transfer of Policy Account Value or repayment of a Policy loan) the Policy is credited with units in that Subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the Subaccount by the Subaccount's unit value for the Valuation Day when the allocation, transfer or repayment is effected. A Subaccount's unit value is determined for each Valuation Period after the date of establishment (the unit value for each Subaccount was arbitrarily set at $10 when the Subaccount was established) by multiplying the value of a unit for a Subaccount for the prior Valuation Period by the net investment factor for the Subaccount for the current Valuation Period. The net investment factor is an index used to measure the investment performance of a Subaccount from one Valuation Period to the next.

          The Fixed Account. Owners also may allocate Net Premiums to the Fixed Account, which guarantees a minimum fixed rate of interest.

          Allocations Among the Variable Account and the Fixed Account.

          Net Premiums are allocated to the Subaccounts and the Fixed Account in accordance with the following procedures:

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          (1) General. In the application for the Policy, the Owner will specify the percentage of Net Premium to be allocated to each Subaccount of the Variable Account and/or the Fixed Account. The percentage of each Net Premium that may be allocated to any Subaccount or the Fixed Account must be a whole number, and the sum of the allocation percentages must be 100%. Such allocation percentages may be changed at any time by the Owner submitting a written notice or telephone instructions to the Securities Products Department (provided the Company has a telephone authorization on file), provided that the requirements described above are met.

          (2) Allocation During Free-Look Period. Until the free-look period expires, all Net Premiums will be allocated to the Fixed Account. The free-look period expires 10 days after an Owner receives a Policy (some states may require a longer period). During this time, an Owner may cancel the Policy and receive a refund of all premiums paid. At the end of the free-look period, the Policy Account Value is transferred to the Subaccounts and/or remains in the Fixed Account based on the Net Premium allocation percentages then in effect. For this purpose, the Company assumes the free-look period starts 10 days after the Policy is issued.

          (3) Allocation After Free-Look Period. Additional Net Premiums received after the free-look period expires will be credited to the Policy and allocated to the Subaccounts or Fixed Account in accordance with the allocation percentages in effect on the Valuation Day that the premium is received at the Securities Products Department. Allocation percentages can be changed at any time.

     F.   Loan Repayments and Interest Payments

          Repaying Loan Amount. The Owner may repay all or part of the Loan Amount at any time while the Policy is in force and the Insured is living. The Loan Amount is equal to the sum of all outstanding Policy loans including principal plus any accrued interest. Loan repayments must be sent to the Securities Products Department and will be credited as of the date received. Loan repayments will not be subject to a premium charge. If the Death Benefit becomes payable while a Policy loan is outstanding, the Loan Amount will be deducted from the Death Benefit calculation.

          Allocation for Repayment of Policy Loans. On the date the Company receives a repayment of all or part of a loan, an amount equal to the repayment will be transferred from the Loan Account to the Subaccounts and the Fixed Account and allocated as directed by the Owner when submitting the repayment. If no direction is provided, the amount will be allocated in accordance with the Owner's current Net Premium allocation percentages.

          Interest on Loan Account. On each Monthly Deduction Date, the Loan Account amount will be credited with interest at a minimum guaranteed annual effective rate of 6%. See "Policy Loans" below. On each Deduction Date, the interest earned is transferred to the Subaccounts and the Fixed Account in accordance with the instructions for Net Premium allocations then in effect.

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          Notice of Excessive Loan Amount. If the Loan Amount exceeds the Cash
Value on any Deduction Date and the Death Benefit Guarantee is not in effect, the Policy will be in default. The Company will send the Owner and any assignee of record, notice of the default. The notice will specify the amount that must be paid to prevent lapse. This amount must be paid to the Securities Products Department within a 61-day grace period to avoid lapse. A Policy that lapses due to excessive Loan Amount can be reinstated.

II. Transfers

     A.   Transfers Among the Subaccounts and the Fixed Account

          After the free-look period, by written or telephone request to the Securities Products Department (if the Company has the Owner's telephone authorization on file), the Owner may transfer Policy Account Value between and among the Subaccounts of the Variable Account and, subject to certain special rules, to and from the Fixed Account. For this purpose, the Company assumes the free-look period starts 10 days after the Policy is issued.

          A transfer will take effect at the end of the Valuation Period during which the Company receives the request at the Securities Products Department. The Company will process any transfer request received in the Securities Products Department after the close of the Valuation Period on the next Valuation Day.

          The minimum amount that may be transferred from each Subaccount or the Fixed Account is $250 or, if less, the balance in the Subaccount or the Fixed Account. There is no minimum amount that must remain in a Subaccount or the Fixed Account following a transfer. If a transfer request does not conform to this provision, the transfer will be rejected.

          Transfers from the Fixed Account are permitted only during the 30-day period following the end of each Policy Year, and only one such transfer may be made in a Policy Year. The maximum transfer amount from the Fixed Account to the Subaccounts in any Policy Year is the greater of 25% of the Policy Account Value in the Fixed Account on the date of the transfer, or $1,000, unless waived by the Company.

          In any Policy Year, the Owner may make an unlimited number of transfers; however, the Company reserves the right to impose an excess transfer processing fee of $25 for each transfer in excess of 12 during any Policy Year. For purposes of the transfer processing fee, each transfer request is considered one transfer, regardless of the number of Subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year.

          For any class of Policies, the Company reserves the right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason. The Company discourages excessive trading including short-term "market timing" trading. The Company reserves the right not to process any transfer request and a transfer request could be rejected due to its timing, amount or history of transfers, or if in the judgment of the Company it could adversely affect the Subaccounts. The Company does not guarantee that it will be able to detect excessive trading or, if it is detected, to prevent its recurrence.

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     B.   Dollar Cost Averaging

          The dollar-cost averaging program permits Owners to systematically transfer on a monthly, quarterly, semi-annual or annual basis a set dollar amount from either the Subaccount investing in the Money Market Fund (the "Money Market Subaccount") or the Subaccount investing in the Bond Fund (the "Bond Subaccount") to any combination of Subaccounts and/or the Fixed Account. If the Money Market Subaccount or the Bond Subaccount is the Subaccount from which the transfer is made, it cannot also be used as one of the Subaccounts in this combination. Owners may elect to participate in the dollar-cost averaging program at any time by sending the Company a written request. To use the dollar-cost averaging program, Owners must transfer at least $100 from the Money Market Subaccount or Bond Subaccount, as applicable. Once elected, dollar-cost averaging remains in effect until the value of the Subaccount from which transfers are being made is depleted, or until the Owner cancels the program by written request or by telephone (if the Owner's telephone authorization is on file). Changes to dollar-cost averaging can be made at any time by written request or by telephone (if the Owner's telephone authorization is on file). There is no additional charge for dollar-cost averaging. A transfer under this program is not considered a transfer for purposes of assessing a transfer processing fee. The Company reserves the right to discontinue offering the dollar-cost averaging program at any time and for any reason. Dollar-cost averaging is not available while Owners are participating in the portfolio rebalancing program.

     C.   Portfolio Rebalancing

          An Owner may instruct the Company to automatically rebalance (on a monthly, quarterly, semi-annual or annual basis) the Policy Account Value to return to the percentages specified in the Owner's instructions. An Owner may elect to participate in the portfolio rebalancing program at any time by sending the Company a written request to the Securities Products Department. The percentage allocations must be in whole percentages. Subsequent changes to the percentage allocations may be made at any time by written or telephone instructions to the Securities Products Department (provided the Owner's telephone authorization is on file). Once elected, portfolio rebalancing remains in effect until the Owner instructs the Company to discontinue portfolio rebalancing. There is no additional charge for portfolio rebalancing, and a portfolio rebalancing transfer is not considered a transfer for purposes of assessing a transfer processing fee. The Company reserves the right to discontinue offering the portfolio rebalancing program at any time and for any reason. Portfolio rebalancing is not available while an Owner is participating in the dollar-cost averaging program.

     D.   Transfer Errors

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the Subaccounts and the Fixed Account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

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     E.   Market Timing

State Farm does not accommodate inappropriate frequent trading including short-term "market timing" transactions among Subaccounts, as these transfers can adversely affect the Funds, other Owners and the performance of the Subaccounts. In particular, such transfers may dilute the value of the Fund's shares, interfere with the efficient management of the Funds' portfolios, and increase brokerage and administrative costs of the Funds. In order to protect our Owners and the Funds from this potential harmful activity, we have implemented market timing policies and procedures. Our market timing policies and procedures are designed to try to discourage, detect and deter frequent transfer activity among the Subaccounts that may adversely affect other Owners or Fund shareholders.

Owners seeking to engage in frequent transfer activity may deploy a variety of strategies to avoid detection. Our ability to detect such transfer activity is limited by operational systems and technological limitations. Furthermore, the identification of Owners determined to be engaged in transfer activity that may adversely affect other Owners or Fund shareholders involves judgments that are inherently subjective. We cannot guarantee that our market timing policies and procedures will detect every potential market timer, but we apply our market timing policies and procedures uniformly, including any and all restrictions, to all Owners without special arrangement, waiver or exception. Because we cannot guarantee that our market timing policies and procedures will detect every market timer, Owners bear the risk that frequent transfer activity may occur, resulting in dilution of the value of Fund shares, interference with the efficient management of the Funds' portfolios, and increases in the Funds' brokerage and administrative costs.

If we believe, in our judgment, that an Owner has been engaged in market timing (i.e. frequent trading that could adversely affect the Funds, other Owners, or the performance of the Subaccounts), we will reject a transfer request. We also will restrict a market timer's transfer privileges by notifying the Owner that from that date forward he or she will only be permitted to make transfers to or from specified Subaccounts by original signature conveyed through U.S. regular mail and any telephone, facsimile or overnight delivery instructions will not be accepted. We will impose this restriction for one calendar year. We will apply this policy uniformly to all similarly situated Policies. Please keep in mind that once an Owner has been identified as a market timer, we will impose this original signature restriction on that Owner even if we cannot specifically identify, in the particular circumstances, any harmful effect from that Owner's particular transfers.

In our sole discretion, we may revise our market timing policies and procedures at any time without prior notice as necessary to better detect and deter frequent transfers that may adversely affect other Owners or Fund shareholders, to comply with state or federal regulatory requirements, or to impose additional or alternative restrictions on market timers. If we revise our market timing policies and procedures, we will apply such changes uniformly to all similarly situated Policies. To the extent permitted by applicable law, we reserve the right to impose a redemption fee.

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We do not include transfers made pursuant to the dollar-cost averaging and portfolio rebalancing programs in these limitations.

III. "Redemption" Procedures

     A.   "Free-Look" Rights

          The Policy provides for an initial free-look right during which an Owner may cancel the Policy by returning it to the Company or to an agent of the Company before the end of 10 days after the Policy is delivered. The free-look period may be longer in some states. Upon returning the Policy to the Company or to an authorized agent for forwarding to the Securities Products Department, the Policy will be deemed void from the beginning. Within seven days after the Company or the Securities Products Department receives the cancellation request and Policy, the Company or the Securities Products Department will pay a refund equal to the total premiums received.

     B.   Surrenders

          Requests for Cash Surrender Value. The Owner may surrender the Policy at any time for its Cash Surrender Value. The Cash Surrender Value on any Valuation Day is the Policy Account Value less any applicable surrender charge and any Loan Amount. The Cash Surrender Value will be determined by the Company on the Valuation Day the Securities Products Department receives all required documents, including a satisfactory written request signed by the Owner, or on a later date if the Owner so requests. The Company will process any surrender request received in the Securities Products Department after the close of the Valuation Period on the next Valuation Day (unless the Owner request a later date). The request must be submitted by completing Part A of the Variable Products Request Letter. The Company will ordinarily pay the Cash Surrender Value within seven days following receipt of the written request and all other required documents, or on the later date requested. The Policy cannot be reinstated after it is surrendered.

          Surrender of Policy -- Surrender Charges. If the Policy is surrendered during the first 10 Policy Years or the first 10 years after an increase in Basic Amount, the Company will deduct a surrender charge based on the Basic Amount at issue, or increase, as applicable. The surrender charge will be deducted before any surrender proceeds are paid. The surrender charge is set forth in each Policy and depends on the Insured's Age at issue, or on the Policy Anniversary preceding an increase. It is calculated as an amount per thousand of the Basic Amount at issue (or increase). During the 10-year period a surrender charge is in effect, it increases monthly in the first two years, remains level for the next four years, then decreases by 1/5 each year for the next five years to zero.

     C.   Withdrawals

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          At any time, the Owner may, by submitting a written or telephone request to the Securities Products Department, withdraw a portion of the Cash Surrender Value subject to the following conditions:

          .    The minimum amount that may be withdrawn is $500.

          . The amount withdrawn must be less than the then-current Cash Surrender Value.

          .    No more than 4 withdrawals may be made during a Policy Year.

          . A withdrawal processing fee equal to the lesser of $25 or 2% of the amount withdrawn will be assessed on each withdrawal made during a Policy Year. The withdrawal processing fee will be deducted from the Policy Account Value along with the amount requested to be withdrawn.

          . When the Owner requests a withdrawal, the Owner may direct how the withdrawal will be deducted from the Policy Account Value. If no directions are provided, the withdrawal will be deducted from the Policy Account Value in the Subaccounts and the Fixed Account on a pro-rata basis.

          The Company will process each withdrawal at the unit values next determined after the request is received. The Company will process any withdrawal request received in the Securities Products Department after the close of the Valuation Period on the next Valuation Day.

          The Company generally will pay a withdrawal request within seven days after receipt by the Securities Products Department of all the documents required for such a payment, or on a later date if so requested by the Owner.

          If Death Benefit Option 1 is in effect, a withdrawal will reduce the Basic Amount dollar-for-dollar. If the Basic Amount reflects increases in the Initial Basic Amount, the withdrawal will reduce first the most recent increase, and then the next most recent increase, if any, in reverse order, and finally the Initial Basic Amount. If Death Benefit Option 2 is in effect, the Basic Amount is unaffected by the withdrawal.

     D.   Lapses

          If a sufficient premium has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the Owner.

     E.   Monthly Deductions

          Each month deductions will be made from Policy Account Value compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The Monthly Deduction consists of three components: (a) the cost of insurance charge; (b) a monthly expense charge; and (c) any charges for additional benefits added by riders to the Policy. The Monthly Deduction will be deducted from the Subaccounts of the Variable Account and the Fixed Account on a pro rata basis.

          Cost of Insurance Charge. The cost of insurance charge is the primary charge for the death benefit provided by the Policy. The cost of insurance charges are calculated monthly, and depend on a number of variables, including the Age, sex and rate class of the Insured. The charge varies from Policy to Policy and from Deduction Date to Deduction Date. The charge is calculated separately for the Basic Amount at issue and for any increase in the Basic Amount.

          The cost of insurance charge is equal to the Company's current monthly cost of insurance rate for the Insured multiplied by the net amount at risk under the Policy for the Basic Amount at issue or increase. The net amount at risk is equal to the difference between (1) the amount of insurance attributable to the Basic Amount at issue or as increased, as applicable, on the Deduction Date at the start of the month divided by 1.0032737, and (2) the Policy Account Value attributable to the Basic Amount at issue or increase, as applicable, on the Deduction Date at the start of the month after the deduction of the part of the Monthly Deduction that does not include the cost of insurance and the monthly charge for any Waiver of Monthly Deduction rider.

          The Company's current cost of insurance rates may be less than the guaranteed rates. Current cost of insurance rates will be determined based on the Company's expectations as to future mortality, investment earnings, expenses and persistency. These rates may change from time to time, but they will never be more than the guaranteed maximum rates set forth in the Owner's Policy. The Company can change the rates without notice to Owners. The maximum cost of insurance rates are based on the Insured's age last birthday at the start of the Policy Year, sex, and, for issue ages 20 and over, tobacco use. If the Insured is age 20 and over on the Policy Date or the effective date of any increase in Basic Amount, the Commissioners 1980 Standard Ordinary Non-Smoker Table applies if the Insured is classified as non-tobacco; otherwise, the Commissioners 1980 Standard Ordinary Smoker Mortality Table applies. If the Insured is under age 20 on the Policy Date or the effective date of any increase in Basic Amount, the Commissioners 1980 Standard Ordinary Mortality Table applies. Modifications are made for rate classes other than standard.

          Monthly Expense Charge. The current monthly expense charge is $8 per month ($6 per month for Policies purchased before July 1, 2004) and is guaranteed never to exceed $8 per month. This charge is designed to reimburse the Company for expenses associated with underwriting applications, increases in Basic Amount, and riders, various overhead and other expenses associated with providing the services and benefits provided by the Policy, sales and marketing expenses, and other costs of doing business, such as federal, state and local premium and other taxes and fees.

          Supplemental Benefit Charges. An Owner may add supplemental benefits to the Policy. Such benefits are made available by the Company through riders to the Policy. If any additional benefits are added to a Policy, charges for these benefits will be deducted as part of the Monthly Deduction.

     F.   Death Benefits

          Payment of Death Proceeds. As long as the Policy remains in force, the Company will pay the death benefit to the Beneficiary upon receipt at the Securities Products Department of due proof of the Insured's death. The death benefit is equal to the amount of insurance determined under the Death Benefit Option in effect on the date of the Insured's death. This benefit can be increased by any supplemental death benefit provided by riders and decreased by any Outstanding Loan Amount on that date. If the date of death occurred during a grace period, past due Monthly Deductions will also decrease the death benefit. The death benefit will be paid to the Beneficiary either in a lump sum or a payment option as selected generally within seven days after the Valuation Day by which the Company has received at the Securities Products Department all materials necessary to constitute due proof of death. If a payment option is elected, the payments will begin as provided by the option. The Death Benefit generally will be paid through the State Farm Benefit Management Account(R), an interest bearing checking account. The Company will send the State Farm Benefit Management Account(R) checkbook to the Beneficiary within seven days after the Company receives all required documents. A Beneficiary will have immediate access to the proceeds by writing a check on the State Farm Benefit Management Account(R). Interest will be paid on the amount in the State Farm Benefit Management Account(R) from the date of the Insured's death to the date the State Farm Benefit Management Account(R) is closed. Amounts in the State Farm Benefit Management Account(R) are not insured by the Federal Deposit Insurance Corporation or any other agency.

          Death Benefit Options. The Policy Account Value on the Insured's date of death is used in determining the amount of insurance. Under Option 1, the death benefit is the greater of (1) the Basic Amount plus any Net Premiums received since the last Deduction Date, or (2) the applicable percentage amount of the Policy Account Value based on the Insured's Age at the start of the current Policy Year, as determined using the table of percentages prescribed by federal income tax law. Under Option 2, the death benefit is the greater of (1) the Basic Amount plus the Policy Account Value, or (2) the applicable percentage amount of the Policy Account Value based on the Insured's Age at the start of the current Policy Year, as determined using the table of percentages prescribed by federal income tax law. The percentage is 250% to Age 40 and declines thereafter as the Insured's Age increases. A table of percentages is shown in the prospectus under "Death Benefit Options." The Company may change the table if the table of percentages currently in effect becomes inconsistent with any federal income tax laws and/or regulations.

          Under Option 1, the death benefit ordinarily will not change. Under Option 2, the death benefit will vary directly with the investment performance of the Policy Account Value.

          Changing the Death Benefit Option. The Death Benefit Option is selected in the application for the Policy. The Owner, by written request submitted to, and received by, the Securities Products Department, may change the Death Benefit Option on the Policy subject to the following rules; however, no change will be permitted that may result in the Policy being disqualified as a life insurance policy under Section 7702 of the Code.

          .    The Death Benefit Option may be changed only once each Policy
               Year;

          . The effective date of the change will be the date the Company receives the request;

          . When a change from Death Benefit Option 1 to Death Benefit Option 2 is made, the Basic Amount will be decreased by the Policy Account Value on the effective date of the change;

          . When a change from Death Benefit Option 2 to Death Benefit Option 1 is made, the Basic Amount after the change will be increased by the Policy Account Value on the effective date of the change; and

          . Before approving a change in Death Benefit Option, the Company will review the Guideline Annual Premiums.

          Changing the Basic Amount. The initial Basic Amount is set at the time the Policy is issued. The Owner may increase or decrease the Basic Amount from time to time, subject to the following conditions; however, no change will be permitted that may result in the Policy being disqualified as a life insurance policy under Section 7702 of the Code:

          Only one change (increase or decrease) may be made during a Policy
Year.

          Rules for Increases.

          . To increase the Basic Amount, the Owner must contact an agent authorized by the Company.

          . Any increase in the Basic Amount must be at least $25,000 and an application on a prescribed form must be submitted. The Company may require additional evidence of insurability. When an increase in Basic Amount is requested, the Company conducts underwriting before approving the increase to determine whether a different rate class will apply to the increase. If an increase in Basic Amount is approved, a different rate class may apply to the increase, based on the Insured's circumstances at the time of the increase.

          . There must be enough Cash Surrender Value to make a Monthly Deduction that includes the cost of insurance for the increase.

          . If approved, the increase in Basic Amount will become effective on the date of application for the increase and the Policy Account Value will be adjusted to the extent necessary to reflect a portion of the Monthly Deduction attributable to the increase as of the effective date and any intervening Deduction Date based on the increase in Basic Amount.

          .    The surrender charge will increase upon an increase in Basic
               Amount.

          . No increases will be allowed after the Policy Anniversary when the Insured is age 80.

          . Revised pages to the Policy will be sent to the Owner indicating the amount of the increase, the effective date of the increase, the maximum monthly cost of insurance rates for the increase, the rate class for the increase, the additional surrender charge, and any changes in premium.

          Rules for Decreases.

          . To decrease the Basic Amount, the Owner must submit a written request to the Securities Products Department.

          . Any decrease in the Basic Amount must be at least $10,000. If a request to decrease the Basic Amount or change to Death Benefit Option 2 would reduce the Basic Amount below the stated Basic Amount minimum in the policy, an amendment will be provided showing the reduced amount as the new Basic Amount minimum.

          . The effective date of any decrease in Basic Amount will be the date the written request is received by the Securities Products Department.

          . Any decrease will first be used to reduce the most recent increase, then the next most recent increases, then the initial Basic Amount.

          . The minimum monthly premium for the Death Benefit Guarantee will decrease.

          .    No surrender charge will be deducted upon a decrease in Basic
               Amount.

          . The surrender charge will not be reduced upon a decrease in Basic Amount.

     G.   Policy Loans

          Policy Loans. The Owner may obtain a Policy loan from the Company at any time by submitting a written or telephone request to the Securities Products Department (if the Owner's telephone authorization is on file). The maximum loan amount is 90% of the Policy's Cash Value at the time of the loan. Policy loans will be processed as of the Valuation Day the request is received and loan proceeds generally will be sent to the Owner within seven days thereafter. If loan proceeds are payable by authorized agents of the Company, the Company imposes a limit of $10,000.

          Collateral for Policy Loans. When a Policy loan is made, an amount equal to the loan proceeds is transferred from the Policy Account Value in the Subaccounts or Fixed Account to the Loan Account. This withdrawal is made pro rata on the basis of Policy Account Value in each Subaccount and the Fixed Account unless the Owner directs otherwise.

          Interest on Policy Loans. The Company charges interest daily on any outstanding Policy loan at an effective annual interest rate of 8% for the first 10 Policy Years, 7% for Policy Years 11 through 20 and 6.50% for Policy Years 21 and later (8% for all Policy Years for Policies purchased before July 1, 2004). Interest is due and payable at the end of each Policy Year while a Policy loan is outstanding. On each Policy Anniversary, any unpaid loan interest accrued since the last Anniversary becomes part of the outstanding loan.

          An amount equal to the unpaid amount of interest is transferred to the Loan Account from each Subaccount and the Fixed Account on a pro-rata basis according to the respective values in each Subaccount and the Fixed Account.

          Effect on Death Benefit. If the death benefit becomes payable while a Policy loan is outstanding, the Loan Amount will be deducted in calculating the death benefit. If the Loan Amount exceeds the Cash Value on any Deduction Date and the Death Benefit Guarantee is not in effect, the Policy will be in default. The Company will send the Owner, and any assignee of record, notice of the default. The Owner will have a 61-day grace period to submit a sufficient payment to avoid lapse.

     H.   Payment Options

          The Policy offers six methods of receiving proceeds payable under the Policy. In addition to these methods, which are described below, payment may be made by any other method to which the Company agrees. If proceeds from a surrender or death benefits are to be applied to a payment option, the proceeds will usually be applied within seven days of the Valuation Day on which the Company receives the request and all required documentation at the Securities Products Department.

               . Interest Method. The Company will pay interest at the end of 1, 3, 6, or 12 month intervals. The interest rate will be at least 3 1/2% per year. Withdrawals of at least $500 may be made at any time, and the Company will pay interest to the date of withdrawal on the amount withdrawn.

               . Fixed Years Method. The Company will make equal payments, including interest at the rate of at least 3 1/2% per year, at the end of each monthly interval for a fixed number of years. The present value of any unpaid payments may be withdrawn at any time.

               . Life Income Method. The Company will make equal payments at the end of each monthly interval for as long as the payee is alive. The amount of each payment is based on the payee's Age and sex at the start of the first monthly interval. The Company may require proof of the payee's Age and sex. The payee may not withdraw the present value of the payments. If the payee dies during a certain period, the Company will continue the payments to the successor payee to the end of the certain period, or the successor payee may have the present value of any remaining payments paid in one sum.

               . Fixed Amount Method. The Company will make equal payments at the end of 1, 3, 6, or 12 month intervals until the amount put under this method together with compound interest of at least 3 1/2% per year has been paid. The payment interval chosen must provide a total annual payment of at least $100 for each $1,000 put under this method. The unpaid balance may be withdrawn at any time.

               . Joint Life Income Method. The Company will make equal payments at the end of each monthly interval as long as at least one of the two payees is alive. The Company will base each payment on the Age and sex of both payees at the start of the first monthly interval, and may require proof of the Age and sex of each payee. The payees may not withdraw the present value of any payments.

               . One Sum Method. The Company will pay the Cash Surrender Value or the proceeds in one sum. Interest at the rate of at least 3 1/2% per year will be paid from the date of the Insured's death to the date of payment.

     I.   Lump Sum Payments by the Company

          Lump sum payments of withdrawals, surrenders or death benefits from the Subaccounts will be ordinarily made within seven days of the Valuation Day on which the Company receives the request and all required documentation at the Securities Products Department. The Company may postpone the processing of any such transactions for any of the following reasons:

          1. If the disposal or valuation of the Variable Account's assets is not reasonably practicable because the New York Stock Exchange ("NYSE") is closed for trading other than for customary holiday or weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the Securities and Exchange Commission ("SEC").

          2. When the SEC by order permits a delay for the protection of Owners.

          3. If the payment is attributable to a check that has not cleared.

          The Company may defer for up to six months after the date the Company receives the request, the payment of any proceeds from the Fixed Account for a withdrawal, surrender or Policy loan request. The Company will not defer payment of a withdrawal or Policy loan requested to pay a premium due on a policy issued by the Company. If the Company defers any such payment for 30 days or more, interest will be credited at 3 1/2% per year or the rate required by law, if greater, from the date the payment becomes payable to the date of payment, or the time required by law, if greater.

     J.   Right to Exchange the Policy

          The Owner has the right to transfer all of the Policy Account Value to the Fixed Account. During the first two Policy Years (or the first two years after an increase in Basic Amount), such transfers are not counted for purposes of determining whether a transfer processing fee applies.

     K.   Redemption Errors

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the Subaccounts and the Fixed Account, except for de minimis amounts. The Company will assume the risk of any non de minimis errors caused by the Company.

     L.   Misstatement of Age or Sex

          If the Insured's Age or sex has been misstated in the application, the Death Benefit under the Policy will be the amount that would have been provided by the correct Age and sex. The adjustment will be based on the ratio of the correct cost of insurance for the most recent Deduction Date for that benefit to the cost of insurance charge that was made.

     M.   Incontestability

          The Policy limits the Company's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after it has been in force during the Insured's lifetime for a minimum period, generally for two years from the Issue Date of the Policy or effective date of the increase.

     N.   Limited Death Benefit

          The Policy limits the Death Benefit if the Insured dies by suicide generally within two years after the Issue Date of the Policy or effective date of the increase.